Exhibit 10.47

LOAN AGREEMENT

BY AND BETWEEN

NEW JERSEY INFRASTRUCTURE BANK

(f/k/a the New Jersey Environmental Infrastructure Trust)

AND

MIDDLESEX WATER COMPANY

DATED AS OF MAY 1, 2018

TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS

SECTION 1.01.	Definitions	2

ARTICLE II

REPRESENTATIONS AND COVENANTS OF BORROWER

SECTION 2.01.	Representations of Borrower	7
SECTION 2.02.	Particular Covenants of Borrower	11

ARTICLE III

LOAN TO BORROWER; AMOUNTS PAYABLE; GENERAL AGREEMENTS

SECTION 3.01.	Loan; Loan Term	21
SECTION 3.02.	Disbursement of Loan Proceeds	22
SECTION 3.03.	Amounts Payable	23
SECTION 3.03A.	Amounts on Deposit in Project Loan Account After Completion of Project Draws	25
SECTION 3.04.	Unconditional Obligations	27
SECTION 3.05.	Loan Agreement to Survive Bond Resolution and I-Bank Bonds	28
SECTION 3.06.	Disclaimer of Warranties and Indemnification	28
SECTION 3.07.	Option to Prepay Loan Repayments	29
SECTION 3.08.	Priority of Loan and Fund Loan	30
SECTION 3.09.	Approval of the New Jersey State Treasurer	30

ARTICLE IV

ASSIGNMENT OF LOAN AGREEMENT AND BORROWER BOND

SECTION 4.01.	Assignment and Transfer by I-Bank	31
SECTION 4.02.	Assignment by Borrower	31

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

SECTION 5.01.	Events of Default	32
SECTION 5.02.	Notice of Default	33
SECTION 5.03.	Remedies on Default	33

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NEW JERSEY INFRASTRUCTURE BANK LOAN AGREEMENT

THIS LOAN AGREEMENT, made and entered into as of May 1, 2018, by and between the NEW JERSEY INFRASTRUCTURE BANK (f/k/a the New Jersey Environmental Infrastructure Trust), a public body corporate and politic with corporate succession, and the Borrower (capitalized terms used in this Loan Agreement shall have, unless the context otherwise requires, the meanings ascribed thereto in Section 1.01 hereof);

WITNESSETH THAT:

WHEREAS, the I-Bank, in accordance with the Act, the Bond Resolution and a financial plan approved by the State Legislature in accordance with Sections 22 and 22.1 of the Act, will issue its I-Bank Bonds on or prior to the Loan Closing for the purpose of making the Loan to the Borrower and the Loans to the Borrowers from the proceeds of the I-Bank Bonds to finance a portion of the Costs of Environmental Infrastructure Facilities;

WHEREAS, the Borrower has, in accordance with the Act and the Regulations, made timely application to the I-Bank for a Loan to finance a portion of the Costs of the Project;

WHEREAS, the State Legislature, in accordance with Sections 20 and 20.1 of the Act, has in the form of an appropriations act approved a project priority list that includes the Project and that authorizes an expenditure of proceeds of the I-Bank Bonds to finance a portion of the Costs of the Project;

WHEREAS, the I-Bank has approved the Borrower’s application for a Loan from available proceeds of the I-Bank Bonds to finance a portion of the Costs of the Project;

WHEREAS, in accordance with the applicable Bond Act (as defined in the Fund Loan Agreement), and the Regulations, the Borrower has been awarded a Fund Loan for a portion of the Costs of the Project; and

WHEREAS, the Borrower, in accordance with the Act, the Regulations, the Business Corporation Law and all other applicable law, will issue a Borrower Bond to the I-Bank evidencing said Loan at the Loan Closing.

NOW, THEREFORE, for and in consideration of the award of the Loan by the I-Bank, the Borrower agrees to complete the Project and to perform under this Loan Agreement in accordance with the conditions, covenants and procedures set forth herein and attached hereto as part hereof, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.       Definitions.

(a)       The following terms as used in this Loan Agreement shall, unless the context clearly requires otherwise, have the following meanings:

“Act” means the “New Jersey Infrastructure Trust Act”, constituting Chapter 334 of the Pamphlet Laws of 1985 of the State (codified at N.J.S.A. 58:11B-1 et seq.), as the same may from time to time be amended and supplemented.

“Administrative Fee” means that portion of Interest on the Loan or Interest on the Borrower Bond payable hereunder as an annual fee of up to four-tenths of one percent (.40%) of the initial principal amount of the Loan or such lesser amount, if any, as may be authorized by any act of the State Legislature and as the I-Bank may approve from time to time.

“Authorized Officer” means, in the case of the Borrower, any person or persons authorized pursuant to a resolution of the board of directors of the Borrower to perform any act or execute any document relating to the Loan, the Borrower Bond or this Loan Agreement.

“Bond Counsel” means a law firm appointed or approved by the I-Bank, as the case may be, having a reputation in the field of municipal law whose opinions are generally acceptable by purchasers of municipal bonds.

"Borrower" means the corporation that is a party to and is described in Schedule A to this Loan Agreement, and its successors and assigns

“Borrower Bond” means the general obligation bond, note, debenture or other evidence of indebtedness, authorized, executed, attested and delivered by the Borrower to the I-Bank and, if applicable, authenticated on behalf of the Borrower to evidence the Loan, a specimen of which is attached hereto as Exhibit D and made a part hereof.

“Borrowers” means any other Local Government Unit or Private Entity (as such terms are defined in the Regulations) authorized to construct, operate and maintain Environmental Infrastructure Facilities that have entered into Loan Agreements with the I-Bank pursuant to which the I-Bank will make Loans to such recipients from moneys on deposit in the Project Fund, excluding the Project Loan Account.

“Business Corporation Law” means the “New Jersey Business Corporation Act”, constituting Chapter 263 of the Pamphlet Laws of 1968 of the State (codified at N.J.S.A. 14A:1-1, et seq.), as the same may from time to time be amended and supplemented.

“Code” means the Internal Revenue Code of 1986, as the same may from time to time be amended and supplemented, including any regulations promulgated thereunder, any successor code thereto and any administrative or judicial interpretations thereof.

“Costs” means those costs that are eligible, reasonable, necessary, allocable to the Project and permitted by generally accepted accounting principles, including Allowances and Building Costs (as defined in the Regulations), as shall be determined on a project-specific basis in accordance with the Regulations as set forth in Exhibit B hereto, as the same may be amended by subsequent eligible costs as evidenced by a certificate of an authorized officer of the I-Bank.

“Debt Service Reserve Fund” means the Debt Service Reserve Fund, if any, as defined in the Bond Resolution.

“Department” means the New Jersey Department of Environmental Protection

“Environmental Infrastructure Facilities” means Water Supply Facilities (as such terms are defined in the Regulations).

“Environmental Infrastructure System” means the Environmental Infrastructure Facilities of the Borrower, including the Project, described in Exhibit A-1 attached hereto and made a part hereof for which the Borrower is borrowing the Loan under this Loan Agreement.

“Event of Default” means any occurrence or event specified in Section 5.01 hereof.

“Excess Project Funds” shall have the meaning set forth in Section 3.03A hereof.

“Fund Loan” means the loan made to the Borrower by the State, acting by and through the Department, pursuant to the Fund Loan Agreement dated as of May 1, 2018 by and between the Borrower and the State, acting by and through the Department, to finance or refinance a portion of the Costs of the Project.

“Fund Loan Agreement” means the loan agreement dated as of May 1, 2018 by and between the Borrower and the State, acting by and through the Department, regarding the terms and conditions of the Fund Loan.

“I-Bank” means the New Jersey Infrastructure Bank (f/k/a the New Jersey Environmental Infrastructure Trust), a public body corporate and politic with corporate succession duly created and validly existing under and by virtue of the Act.

“I-Bank Bond Loan Repayments” means the repayments of the principal amount of the Loan plus the payment of any premium associated with prepaying the principal amount of the Loan in accordance with Section 3.07 hereof plus the Interest Portion.

“I-Bank Bonds” means bonds authorized by Section 2.03 of the Bond Resolution, together with any refunding bonds authenticated, if applicable, and delivered pursuant to Section 2.04 of the Bond Resolution, in each case issued in order to finance (i) the portion of the Loan deposited in the Project Loan Account, (ii) the portion of the Loans deposited in the balance of the Project Fund, (iii) any capitalized interest related to such bonds, (iv) a portion of the costs of issuance related to such bonds, and (v) that portion of the Debt Service Reserve Fund (to the extent the I-Bank establishes a Debt Service Reserve Fund pursuant to the Bond Resolution), if any, allocable to the Loan or Loans, as the case may be, a portion of which includes the funding of reserve capacity, if applicable, for the Environmental Infrastructure Facilities of the Borrower or Borrowers, as the case may be, or to refinance any or all of the above.

“Interest on the Loan” or “Interest on the Borrower Bond” means the sum of (i) the Interest Portion, (ii) the Administrative Fee, and (iii) any late charges incurred hereunder.

“Interest Portion” means that portion of Interest on the Loan or Interest on the Borrower Bond payable hereunder that is necessary to pay the Borrower’s proportionate share of interest on the I-Bank Bonds (i) as set forth in Exhibit A-2 hereof under the column heading entitled “Interest”, or (ii) with respect to any prepayment of I-Bank Bond Loan Repayments in accordance with Section 3.07 or 5.03 hereof, to accrue on any principal amount of I-Bank Bond Loan Repayments to the date of the optional redemption or acceleration, as the case may be, of the I-Bank Bonds allocable to such prepaid or accelerated I-Bank Bond Loan Repayment.

“Loan” means the loan made by the I-Bank to the Borrower to finance or refinance a portion of the Costs of the Project pursuant to this Loan Agreement, as further described in Schedule A attached hereto.

“Loan Agreement” means this Loan Agreement, including Schedule A and the Exhibits attached hereto, as it may be supplemented, modified or amended from time to time in accordance with the terms hereof and of the Bond Resolution.

“Loan Agreements” means any other loan agreements entered into by and between the I-Bank and one or more of the Borrowers pursuant to which the I-Bank will make Loans to such Borrowers from moneys on deposit in the Project Fund, excluding the Project Loan Account, financed with the proceeds of the I-Bank Bonds.

“Loan Closing” means the date upon which the I-Bank shall issue and deliver the I-Bank Bonds and the Borrower shall deliver its Borrower Bond, as previously authorized, executed, attested and, if applicable, authenticated, to the I-Bank.

“Loan Repayments” means the sum of (i) I-Bank Bond Loan Repayments, (ii) the Administrative Fee, and (iii) any late charges incurred hereunder.

“Loan Term” means the term of this Loan Agreement provided in Sections 3.01 and 3.03 hereof and in Exhibit A-2 attached hereto and made a part hereof.

“Loans” means the loans made by the I-Bank to the Borrowers under the Loan Agreements from moneys on deposit in the Project Fund, excluding the Project Loan Account.

“Master Program Trust Agreement” means that certain Master Program Trust Agreement, dated as of November 1, 1995, by and among the I-Bank, the State, United States Trust Company of New York, as Master Program Trustee thereunder, The Bank of New York (NJ), in several capacities thereunder, and First Fidelity Bank, N.A. (predecessor to Wachovia Bank, National Association), in several capacities thereunder, as supplemented by that certain Agreement of Resignation of Outgoing Master Program Trustee, Appointment of Successor Master Program Trustee and Acceptance Agreement, dated as of November 1, 2001, by and among United States Trust Company of New York, as Outgoing Master Program Trustee, State

Street Bank and Trust Company, N.A. (predecessor to U.S. Bank Trust National Association), as Successor Master Program Trustee, and the I-Bank, as the same may be amended and supplemented from time to time in accordance with its terms.

“Official Statement” means the Official Statement relating to the issuance of the I-Bank Bonds.

“Preliminary Official Statement” means the Preliminary Official Statement relating to the issuance of the I-Bank Bonds.

“Prime Rate” means the prevailing commercial interest rate announced by the Trustee from time to time in the State as its prime lending rate.

“Project” means the Environmental Infrastructure Facilities of the Borrower described in Exhibit A-1 attached hereto and made a part hereof, which constitutes a project for which the I-Bank is permitted to make a loan to the Borrower pursuant to the Act, the Regulations and the Bond Resolution, all or a portion of the Costs of which is financed or refinanced by the I-Bank through the making of the Loan under this Loan Agreement and which may be identified under either the Drinking Water or Clean Water Project Lists with the Project Number specified in Exhibit A-1 attached hereto.

“Project Fund” means the Project Fund as defined in the Bond Resolution.

“Project Loan Account” means the project loan account established on behalf of the Borrower in the Project Fund in accordance with the Bond Resolution to finance all or a portion of the Costs of the Project.

“Regulations” means the rules and regulations, as applicable, now or hereafter promulgated under N.J.A.C. 7:22-3 et seq., 7:22-4 et seq., 7:22-5 et seq., 7:22-6 et seq., 7:22-7 et seq., 7:22-8 et seq., 7:22-9 et seq. and 7:22-10 et seq., as the same may from time to time be amended and supplemented.

“State” means the State of New Jersey.

“Trustee” means, initially, ZB, National Association d/b/a Zions Bank, the Trustee appointed by the I-Bank and its successors as Trustee under the Bond Resolution, as provided in Article X of the Bond Resolution.

(b)       In addition to the capitalized terms defined in subsection (a) of this Section 1.01, certain additional capitalized terms used in this Loan Agreement shall, unless the context clearly requires otherwise, have the meanings ascribed to such additional capitalized terms in Schedule A attached hereto and made a part hereof.

(c)       Except as otherwise defined herein or where the context otherwise requires, words importing the singular number shall include the plural number and vice versa, and words importing persons shall include firms, associations, corporations, agencies and districts. Words importing one gender shall include the other gender.

ARTICLE II

REPRESENTATIONS AND COVENANTS OF BORROWER

SECTION 2.01.       Representations of Borrower. The Borrower represents for the benefit of the I-Bank, the Trustee and the holders of the I-Bank Bonds as follows:

(a)       Organization and Authority.

(i)       The Borrower is a corporation duly created and validly existing under and pursuant to the Constitution and statutes of the State, including the Business Corporation Law.

(ii)       The acting officers of the Borrower who are contemporaneously herewith performing or have previously performed any action contemplated in this Loan Agreement either are or, at the time any such action was performed, were the duly appointed or elected officers of such Borrower empowered by applicable State law and, if applicable, authorized by resolution of the Borrower to perform such actions. To the extent any such action was performed by an officer no longer the duly acting officer of such Borrower, all such actions previously taken by such officer are still in full force and effect.

(iii)       The Borrower has full legal right and authority and all necessary licenses and permits required as of the date hereof to own, operate and maintain its Environmental Infrastructure System, to carry on its activities relating thereto, to execute, attest and deliver this Loan Agreement and the Borrower Bond, to authorize the authentication of the Borrower Bond, to sell the Borrower Bond to the I-Bank, to undertake and complete the Project and to carry out and consummate all transactions contemplated by this Loan Agreement.

(iv)       The proceedings of the Borrower’s board of directors approving this Loan Agreement and the Borrower Bond, authorizing the execution, attestation and delivery of this Loan Agreement and the Borrower Bond, authorizing the sale of the Borrower Bond to the I-Bank, authorizing the authentication of the Borrower Bond on behalf of the Borrower and authorizing the Borrower to undertake and complete the Project, including, without limitation, the Borrower Bond Resolution (collectively, the “Proceedings”), have been duly and lawfully adopted in accordance with the Business Corporation Law and other applicable State law at a meeting or meetings that were duly called and held in accordance with the Borrower By-Laws and at which quorums were present and acting throughout.

(v)       By official action of the Borrower taken prior to or concurrent with the execution and delivery hereof, including, without limitation, the Proceedings, the Borrower has duly authorized, approved and consented to all necessary action to be taken by the Borrower for: (A) the execution, attestation, delivery and performance of this Loan Agreement and the transactions contemplated hereby; (B) the issuance of the Borrower Bond and the sale thereof to the I-Bank upon the terms set forth herein; (C) the approval of the inclusion, if such inclusion is deemed necessary in the sole discretion of the I-Bank, in the Preliminary Official Statement and the Official Statement of all statements and information relating to the Borrower set forth in “APPENDIX B” thereto (the “Borrower Appendices”) and any amendment thereof or supplement thereto; and (D) the execution, delivery and due performance of any and all other certificates, agreements and instruments that may be required to be executed, delivered and performed by the Borrower in order to carry out, give effect to and consummate the transactions contemplated by this Loan Agreement, including, without limitation, the designation of the Borrower Appendices portion of the Preliminary Official Statement, if any, as “deemed final” for the purposes and within the meaning of Rule 15c2-12 (“Rule 15c2-12”) of the Securities and Exchange Commission (“SEC”) promulgated under the Securities Exchange Act of 1934, as amended or supplemented, including any successor regulation or statute thereto.

(vi)       This Loan Agreement and the Borrower Bond have each been duly authorized by the Borrower and duly executed, attested and delivered by Authorized Officers of the Borrower, and the Borrower Bond has been duly sold by the Borrower to the I-Bank, duly authenticated by the trustee or paying agent, if applicable, under the Borrower Bond Resolution and duly issued by the Borrower in accordance with the terms of the Borrower Bond Resolution; and assuming that the I-Bank has all the requisite power and authority to authorize, execute, attest and deliver, and has duly authorized, executed, attested and delivered, this Loan Agreement, and assuming further that this Loan Agreement is the legal, valid and binding obligation of the I-Bank, enforceable against the I-Bank in accordance with its terms, each of this Loan Agreement and the Borrower Bond constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as the enforcement thereof may be affected by bankruptcy, insolvency or other laws or the application by a court of legal or equitable principles affecting creditors' rights; and the information contained under “Description of Loan” in Exhibit A-2 attached hereto and made a part hereof is true and accurate in all respects.

(b)       Full Disclosure. There is no fact that the Borrower has not disclosed to the I-Bank in writing on the Borrower’s application for the Loan or otherwise that materially adversely affects or (so far as the Borrower can now foresee) that will materially adversely affect the properties, activities, prospects or condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System, or the ability of the Borrower to make all Loan Repayments and any other payments required under this Loan Agreement or otherwise to observe and perform its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond.

(c)       Pending Litigation. There are no proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower in any court or before any governmental authority or arbitration board or tribunal that, if adversely determined, would materially adversely affect (i) the undertaking or completion of the Project, (ii) the properties, activities, prospects or condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System, (iii) the ability of the Borrower to make all Loan Repayments or any other payments required under this Loan Agreement, (iv) the authorization, execution, attestation or delivery of this Loan Agreement or the Borrower Bond, (v) the issuance of the Borrower Bond and the sale thereof to the I-Bank, (vi) the adoption of the Borrower Bond Resolution, or (vii) the Borrower’s ability otherwise to observe and perform its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond, which proceedings have not been previously disclosed in writing to the I-Bank either in the Borrower’s application for the Loan or otherwise.

(d)       Compliance with Existing Laws and Agreements. (i) The authorization, execution, attestation and delivery of this Loan Agreement and the Borrower Bond by the Borrower, (ii) the authentication of the Borrower Bond by the trustee or paying agent under the Borrower Bond Resolution, as the case may be, and the sale of the Borrower Bond to the I-Bank, (iii) the adoption of the Borrower Bond Resolution, (iv) the observation and performance by the Borrower of its duties, covenants, obligations and agreements hereunder and thereunder, (v) the consummation of the transactions provided for in this Loan Agreement, the Borrower Bond Resolution and the Borrower Bond, and (vi) the undertaking and completion of the Project will not (A) other than the lien, charge or encumbrance created hereby, by the Borrower Bond, by the Borrower Bond Resolution and by any other outstanding debt obligations of the Borrower that are at parity with the Borrower Bond as to lien on, and source and security for payment thereon from, the revenues of the Borrower’s Environmental Infrastructure System, result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Borrower pursuant to, (B) result in any breach of any of the terms, conditions or provisions of, or (C) constitute a default under, any existing resolution, outstanding debt or lease obligation, trust agreement, indenture, mortgage, deed of trust, loan agreement or other instrument to which the Borrower is a party or by which the Borrower, its Environmental Infrastructure System or any of its properties or assets may be bound, nor will such action result in any violation of the provisions of the charter or other document pursuant to which the Borrower was established or any laws, ordinances, injunctions, judgments, decrees, rules, regulations or existing orders of any court or governmental or administrative agency, authority or person to which the Borrower, its Environmental Infrastructure System or its properties or operations is subject.

(e)       No Defaults. No event has occurred and no condition exists that, upon the authorization, execution, attestation and delivery of this Loan Agreement and the Borrower Bond, the issuance of the Borrower Bond and the sale thereof to the I-Bank, the adoption of the Borrower Bond Resolution or the receipt of the amount of the Loan, would constitute an Event of Default hereunder. The Borrower is not in violation of, and has not received notice of any claimed violation of, any term of any agreement or other instrument to which it is a party or by which it, its Environmental Infrastructure System or its properties may be bound, which violation would materially adversely affect the properties, activities, prospects or condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System or the ability of the Borrower to make all Loan Repayments, to pay all other amounts due hereunder or otherwise to observe and perform its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond.

(f)       Governmental Consent. The Borrower has obtained all permits and approvals required to date by any governmental body or officer for the authorization, execution, attestation and delivery of this Loan Agreement and the Borrower Bond, for the issuance of the Borrower Bond and the sale thereof to the I-Bank, for the adoption of the Borrower Bond Resolution, for the making, observance and performance by the Borrower of its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond and for the undertaking or completion of the Project and the financing or refinancing thereof, including, but not limited to, if required, the approval by the New Jersey Board of Public Utilities (the “BPU”) of the issuance by the Borrower of the Borrower Bond to the I-Bank, as required by Section 9a of the Act, and any other approvals required therefor by the BPU; and the Borrower has complied with all applicable provisions of law requiring any notification, declaration, filing or registration with any governmental body or officer in connection with the making, observance and performance by the Borrower of its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond or with the undertaking or completion of the Project and the financing or refinancing thereof. No consent, approval or authorization of, or filing, registration or qualification with, any governmental body or officer that has not been obtained is required on the part of the Borrower as a condition to the authorization, execution, attestation and delivery of this Loan Agreement and the Borrower Bond, the issuance of the Borrower Bond and the sale thereof to the I-Bank, the undertaking or completion of the Project or the consummation of any transaction herein contemplated.

(g)       Compliance with Law. The Borrower:

(i)       is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject, the failure to comply with which would materially adversely affect (A) the ability of the Borrower to conduct its activities or to undertake or complete the Project, (B) the ability of the Borrower to make the Loan Repayments and to pay all other amounts due hereunder, or (C) the condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System; and

(ii)       has obtained all licenses, permits, franchises or other governmental authorizations presently necessary for the ownership of its properties or for the conduct of its activities that, if not obtained, would materially adversely affect (A) the ability of the Borrower to conduct its activities or to undertake or complete the Project, (B) the ability of the Borrower to make the Loan Repayments and to pay all other amounts due hereunder, or (C) the condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System.

(h)       Use of Proceeds. The Borrower will apply the proceeds of the Loan from the I-Bank as described in Exhibit B attached hereto and made a part hereof (i) to finance or refinance a portion of the Costs of the Borrower’s Project; and (ii) where applicable, to reimburse the Borrower for a portion of the Costs of the Borrower’s Project, which portion was paid or incurred in anticipation of reimbursement by the I-Bank and is eligible for such reimbursement under and pursuant to the

Regulations, the Code and any other applicable law. All of such costs constitute Costs for which the I-Bank is authorized to make Loans to the Borrower pursuant to the Act and the Regulations.

(i)       Official Statement. The descriptions and information set forth in the Borrower Appendices, if any, contained in the Official Statement relating to the Borrower, its operations and the transactions contemplated hereby, as of the date of the Official Statement, were and, as of the date of delivery hereof, are true and correct in all material respects, and did not and do not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(j)       Preliminary Official Statement. As of the date of the Preliminary Official Statement, the descriptions and information set forth in the Borrower Appendices, if any, contained in the Preliminary Official Statement relating to the Borrower, its operations and the transactions contemplated hereby (i) were “deemed final” by the Borrower for the purposes and within the meaning of Rule 15c2-12 and (ii) were true and correct in all material respects, and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.02.       Particular Covenants of Borrower.

(a)       Promise to Pay. The Borrower unconditionally and irrevocably promises in accordance with the terms of and to the extent provided in the Borrower Bond Resolution, to make punctual payment of the principal and redemption premium, if any, of the Loan and the Borrower Bond, the Interest on the Loan, the Interest on the Borrower Bond and all other amounts due under this Loan Agreement and the Borrower Bond according to their respective terms.

(b)       Performance Under Loan Agreement; Rates. The Borrower covenants and agrees (i) to comply with all applicable state and federal laws, rules and regulations in the performance of this Loan Agreement; (ii) to maintain its Environmental Infrastructure System in good repair and operating condition; (iii) to cooperate with the I-Bank in the observance and performance of the respective duties, covenants, obligations and agreements of the Borrower and the I-Bank under this Loan Agreement; and (iv) to establish, levy and collect rents, rates and other charges for the products and services provided by its Environmental Infrastructure System, which rents, rates and other charges shall be at least sufficient to comply with all covenants pertaining thereto contained in, and all other provisions of, any bond resolution, trust indenture or other security agreement, if any, relating to any bonds, notes or other evidences of indebtedness issued or to be issued by the Borrower, including without limitation rents, rates and other charges, together with other available moneys, sufficient to pay the principal of and Interest on the Borrower Bond, plus all other amounts due hereunder.

(c)       Borrower Bond; No Prior Liens. Except for (i) the Borrower Bond, (ii) any bonds or notes at parity with the Borrower Bond and currently outstanding or issued on the date hereof, (iii) any future bonds or notes of the Borrower issued under the Borrower Bond Resolution at parity with the Borrower Bond, and (iv) any Permitted Encumbrances (as defined in the Borrower Bond Resolution), the assets of the Borrower that are subject to the Borrower Bond Resolution are and will be free and clear of any pledge, lien, charge or encumbrance thereon or with respect thereto prior to, or of equal rank with, the Borrower Bond, and all corporate or other action on the part of the Borrower to that end has been and will be duly and validly taken.

(d)       Completion of Project and Provision of Moneys Therefor. The Borrower covenants and agrees (i) to exercise its best efforts in accordance with prudent environmental infrastructure utility practice to complete the Project and to accomplish such completion on or before the estimated Project completion date set forth in Exhibit C hereto and made a part hereof; (ii) to comply with the terms and provisions contained in Exhibit G hereto; and (iii) to provide from its own fiscal resources all moneys, in excess of the total amount of loan proceeds it receives under the Loan and Fund Loan, required to complete the Project.

(e)       See Section 2.02(e) as set forth in Schedule A attached hereto, made a part hereof and incorporated in this Section 2.02(e) by reference as if set forth in full herein.

(f)       Exclusion of Interest from Federal Gross Income and Compliance with Code.

(i)       The Borrower covenants and agrees that it shall not take any action or omit to take any action that would result in the loss of the exclusion of the interest on any I-Bank Bonds now or hereafter issued from gross income for purposes of federal income taxation as that status is governed by Section 103(a) of the Code.

(ii)       The Borrower shall not directly or indirectly use, or permit the use of, any proceeds of the I-Bank Bonds to pays costs of a facility that is not a facility described in Section 142(a)(4), (5) or (6) of the Code, or property that is functionally related and subordinate thereto. All of the costs paid by the Borrower with proceeds of the I-Bank Bonds will be properly chargeable to a capital account (or would be so chargeable with a proper election or with the application of the definition of “placed in service” under Treasury Regulations §1.150-2(c)) under general federal income tax principles to such a facility. No costs paid by the Borrower with proceeds of the I-Bank Bonds will be for the acquisition of any property, or an interest therein, which was first used by another person, within the meaning of Section 147(d) of the Code, other than possibly land. No more than twenty-five percent of the proceeds of the I-Bank Bonds will be used (directly or indirectly) for the acquisition of land or an interest therein. No costs paid by the Borrower with proceeds of the I-Bank Bonds will be for “costs of issuance,” within the meaning of Section 147(g) of the Code, of the I-Bank Bonds.

(iii)       The Borrower shall not directly or indirectly use or permit the use of any proceeds of the I-Bank Bonds (or amounts replaced with such proceeds) or any other funds or take any action or omit to take any action that would cause the I-Bank Bonds (assuming solely for this purpose that the proceeds of the I-Bank Bonds loaned to the Borrower represent all of the proceeds of the I-Bank Bonds) to be “arbitrage bonds” within the meaning of Section 148(a) of the Code.

(iv)       The Borrower shall not directly or indirectly use or permit the use of any proceeds of the I-Bank Bonds to pay the principal of or the interest or redemption premium on or any other amount in connection with the retirement or redemption of any issue of state or local governmental obligations (“refinancing of indebtedness”), unless the Borrower shall (A) establish to the satisfaction of the I-Bank, prior to the issuance of the I-Bank Bonds, that such refinancing of indebtedness will not adversely affect the exclusion from gross income for federal income tax purposes of the interest on the I-Bank Bonds, and (B) provide to the I-Bank an opinion of Bond Counsel to that effect in form and substance satisfactory to the I-Bank.

(v)       The Borrower shall not directly or indirectly use or permit the use of any proceeds of the I-Bank Bonds to reimburse the Borrower for an expenditure with respect to a Costs of the Borrower’s Project paid by the Borrower prior to the issuance of the I-Bank Bonds, unless (A) the allocation by the Borrower of the proceeds of the I-Bank Bonds to reimburse such expenditure complies with the requirements of Treasury Regulations §1.150-2 necessary to enable the reimbursement allocation to be treated as an expenditure of the proceeds of the I-Bank Bonds for purposes of applying Sections 103 and 141-150, inclusive, of the Code, or (B) such proceeds of the I-Bank Bonds will be used for refinancing of indebtedness that was used to pay Costs of the Borrower’s Project or to reimburse the Borrower for expenditures with respect to Costs of the Borrower’s Project paid by the Borrower prior to the issuance of such indebtedness in accordance with a reimbursement allocation for such expenditures that complies with the requirements of Treasury Regulations §1.150-2.

(vi)       The Borrower shall not directly or indirectly use or permit the use of any proceeds of the I-Bank Bonds to pay any costs which are not Costs of the Borrower’s Project that constitute a “capital expenditure” within the meaning of Treasury Regulations §1.150-1.

(vii)       The Borrower shall not use the proceeds of the I-Bank Bonds (assuming solely for this purpose that the proceeds of the I-Bank Bonds loaned to the Borrower represent all of the proceeds of the I-Bank Bonds) in any manner that would cause the I-Bank Bonds to be considered “federally guaranteed” within the meaning of Section 149(b) of the Code or “hedge bonds” within the meaning of Section 149(g) of the Code.

(viii)       The Borrower shall not issue any debt obligations that (A) are sold at substantially the same time as the I-Bank Bonds and finance or refinance the Loan made to the Borrower, (B) are sold pursuant to the same plan of financing as the I-Bank Bonds and finance or refinance the Loan made to the Borrower, and (C) are reasonably expected to be paid out of substantially the same source of funds as the I-Bank Bonds and finance or refinance the Loan made to the Borrower.

(ix)       Neither the Borrower nor any “related party” (within the meaning of Treasury Regulations §1.150-1) shall purchase I-Bank Bonds in an amount related to the amount of the Loan.

(x)       The Borrower will not issue or permit to be issued obligations that will constitute an “advance refunding” of the Borrower Bond within the meaning of Section 149(d)(5) of the Code without the express written consent of the I-Bank, which consent may only be delivered by the I-Bank after the I-Bank has received notice from the Borrower of such contemplated action no later than sixty (60) days prior to any such contemplated action, and which consent is in the sole discretion of the I-Bank.

(xi)       See Section 2.02(f)(xi) as set forth in Schedule A attached hereto, made a part hereof and incorporated in this Section 2.02(f)(xi) by reference as if set forth in full herein.

(xii)       No “gross proceeds” of the I-Bank Bonds held by the Borrower (other than amounts in a “bona fide debt service fund”) will be held in a “commingled fund” (as such terms are defined in Treasury Regulations §1.148-1(b)).

(xiii)       Based upon all of the objective facts and circumstances in existence on the date of issuance of the I-Bank Bonds used to finance the Project, (A) within six months of the date of issuance of the I-Bank Bonds used to finance the Project, the Borrower will incur a substantial binding obligation to a third party to expend on the Project at least five percent (5%) of the “net sale proceeds” (within the meaning of Treasury Regulations §1.148-1) of the Loan used to finance the Project (treating an obligation as not being binding if it is subject to contingencies within the control of the Borrower, the I-Bank or a “related party” (within the meaning of Treasury Regulations §1.150-1)), (B) completion of the Project and the allocation to expenditures of the “net sale proceeds” of the Loan used to finance the Project will proceed with due diligence, and (C) all of the proceeds of the Loan used to finance the Project (other than amounts deposited into the Debt Service Reserve Fund (to the extent the I-Bank establishes a Debt Service Reserve Fund pursuant to the Bond Resolution) allocable to that portion of the Loan used to finance reserve capacity, if any) and investment earnings thereon will be spent prior to the period ending three (3) years subsequent to the date of issuance of the I-Bank Bonds used to finance the Project. Accordingly, the proceeds of the Loan deposited in the Project Loan Account used to finance the Project will be eligible for the 3-year arbitrage temporary period since the expenditure test, time test and due diligence test, as set forth in Treasury Regulations §1.148-2(e)(2), will be satisfied.

(xiv)       The weighted average maturity of the Loan does not exceed 120% of the average reasonably expected economic life of the Project financed or refinanced with the Loan, determined in the same manner as under Section 147(b) of the Code. Accordingly, the term of the Loan will not be longer than is reasonably necessary for the governmental purposes of the Loan within the meaning of Treasury Regulations §1.148-1(c)(4).

(xv)       The Borrower shall, within thirty (30) days of date the Borrower concludes that no additional proceeds of the Loan will be required to pay costs of the Project, provide to the I-Bank a certificate of the Borrower evidencing such conclusion.

For purposes of this subsection and subsection (h) of this Section 2.02, quoted terms not otherwise defined, shall have the meanings given thereto by Sections 148 and 150 of the Code, including, particularly, Treasury Regulations §§1.148-1 through 1.148-11, inclusive, and Treasury Regulations §1.150-(1) and (2), and any successor Treasury Regulations applicable to the I-Bank Bonds.

(g)       Operation and Maintenance of Environmental Infrastructure System. The Borrower covenants and agrees that it shall, in accordance with prudent environmental infrastructure utility practice, (i) at all times operate the properties of its Environmental Infrastructure System and any business in connection therewith in an efficient manner, (ii) maintain its Environmental Infrastructure System in good repair, working order and operating condition, and (iii) from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments and improvements with respect to its Environmental Infrastructure System so that at all times the business carried on in connection therewith shall be properly and advantageously conducted.

(h)       Records and Accounts.

(i)       The Borrower shall keep accurate records and accounts for its Environmental Infrastructure System (the “System Records”) separate and distinct from its other records and accounts (the “General Records”). Such System Records shall be audited annually by an independent certified public accountant, which may be part of the annual audit of the General Records of the Borrower. Such System Records and General Records shall be made available for inspection by the I-Bank at any reasonable time upon prior written notice, and a copy of such annual audit(s) therefor, including all written comments and recommendations of such accountant, shall be furnished to the I-Bank within 150 days of the close of the fiscal year being so audited or, with the consent of the I-Bank, such additional period as may be provided by law.

(ii)       Within thirty (30) days following receipt of any Loan proceeds, including without limitation the “Allowance for Administrative Costs” or the “Allowance for Planning and Design” set forth in Exhibit B hereto, the Borrower shall allocate such proceeds to an expenditures in a manner that satisfies the requirements of Treasury Regulation §1.148-6(d) and transmit a copy of each such allocation to the I-Bank. No portion of the Allowance for Administrative Costs will be allocated to a cost other than a cost described in N.J.A.C. 7:22-5.11(a) 3, 4 or 6. No portion of the Allowance for Planning and Design will be allocated to a cost other than a cost described N.J.A.C. 7:22-5.12, or other costs of the Borrower’s Environmental Infrastructure System which are “capital expenditures,” within the meaning of Treasury Regulations §1.150-1. The Borrower shall retain records of such allocations for at least until the date that is three years after the scheduled maturity date of the I-Bank Bonds. The Borrower shall make such records available to the I-Bank within 15 days of any request by the I-Bank.

(iii)       Unless otherwise advised in writing by the I-Bank, in furtherance of the covenant of the Borrower contained in subsection (f) of this Section 2.02 not to cause the I-Bank Bonds to be arbitrage bonds, the Borrower shall keep, or cause to be kept, accurate records of each investment it makes in any “nonpurpose investment” acquired with, or otherwise allocated to, “gross proceeds” of the I-Bank Bonds not held by the Trustee and each “expenditure” it makes allocated to “gross proceeds” of the I-Bank Bonds. Such records shall include the purchase price, including any constructive “payments” (or in the case of a “payment” constituting a deemed acquisition of a “nonpurpose investment” (e.g., a “nonpurpose investment” first allocated to “gross proceeds” of the I-Bank Bonds after it is actually acquired because it is deposited in a sinking fund for the I-Bank Bonds)), the “fair market value” of the “nonpurpose investment” on the date first allocated to the “gross proceeds” of the I-Bank Bonds, nominal interest rate, dated date, maturity date, type of property, frequency of periodic payments, period of compounding, yield to maturity, amount actually or constructively received on disposition (or in the case of a “receipt” constituting a deemed disposition of a “nonpurpose investment” (e.g., a “nonpurpose investment” that ceases to be allocated to the “gross proceeds” of the I-Bank Bonds because it is removed from a sinking fund for the I-Bank Bonds)), the “fair market value” of the “nonpurpose investment” on the date it ceases to be allocated to the “gross proceeds” of the I-Bank Bonds, the purchase date and disposition date of the “nonpurpose investment” and evidence of the “fair market value” of such property on the purchase date and disposition date (or deemed purchase or disposition date) for each such “nonpurpose investment”. The purchase date, disposition date and the date of determination of “fair market value” shall be the date on which a contract to purchase or sell the “nonpurpose investment” becomes binding, i.e., the trade date rather than the settlement date. For purposes of the calculation of purchase price and disposition price, brokerage or selling commissions, administrative expenses or similar expenses shall not increase the purchase price of an item and shall not reduce the amount actually or constructively received upon disposition of an item, except to the extent such costs constitute “qualified administrative costs”.

(iv)       Within thirty (30) days of the last day of the fifth and each succeeding fifth “bond year” (which, unless otherwise advised by the I-Bank, shall be the five-year period ending on the date five years subsequent to the date immediately preceding the date of issuance of the I-Bank Bonds and each succeeding fifth “bond year”) and within thirty (30) days of the date the last bond that is part of the I-Bank Bonds is discharged (or on any other periodic basis requested in writing by the I-Bank), the Borrower shall (A) calculate, or cause to be calculated, the “rebate amount” as of the “computation date” or “final computation date” attributable to any “nonpurpose investment” made by the Borrower and (B) remit the following to the I-Bank: (1) an amount of money that when added to the “future value” as of the “computation date” of any previous payments made to the I-Bank on account of rebate equals the “rebate amount”, (2) the calculations supporting the “rebate amount” attributable to any “nonpurpose investment” made by the Borrower allocated to “gross proceeds” of the I-Bank Bonds, and (3) any other information requested by the I-Bank relating to compliance with Section 148 of the Code (e.g., information related to any “nonpurpose investment” of the Borrower for purposes of application of the “universal cap”).

(v)       The Borrower covenants and agrees that it will account for “gross proceeds” of the I-Bank Bonds, investments allocable to the I-Bank Bonds and expenditures of “gross proceeds” of the I-Bank Bonds in accordance with Treasury Regulations §1.148-6. All allocations of “gross proceeds” of the I-Bank Bonds to expenditures will be recorded on the books of the Borrower kept in connection with the I-Bank Bonds no later than 18 months after the later of the date the particular Costs of the Borrower’s Project is paid or the date the portion of the project financed by the I-Bank Bonds is placed in service. All allocations of proceeds of the I-Bank Bonds to expenditures will be made no later than the date that is 60 days after the fifth anniversary of the date the I-Bank Bonds are issued or the date 60 days after the retirement of the I-Bank Bonds, if earlier. Such records and accounts will include the particular Costs paid, the date of the payment and the party to whom the payment was made.

(vi)       From time to time as directed by the I-Bank, the Borrower shall provide to the I-Bank a written report demonstrating compliance by the Borrower with the provisions of Section 2.02(f) of this Loan Agreement, each such written report to be submitted by the Borrower to the I-Bank in the form of a full and complete written response to a questionnaire provided by the I-Bank to the Borrower. Each such questionnaire shall be provided by the I-Bank to the Borrower not less than fourteen (14) days prior to the date established by the I-Bank for receipt from the Borrower of the full and complete written response to the questionnaire.

(i)       Inspections; Information. The Borrower shall permit the I-Bank and the Trustee and any party designated by any of such parties, at any and all reasonable times during construction of the Project and thereafter upon prior written notice, to examine, visit and inspect the property, if any, constituting the Project and to inspect and make copies of any accounts, books and records, including (without limitation) its records regarding receipts, disbursements, contracts, investments and any other matters relating thereto and to its financial standing, and shall supply such reports and information as the I-Bank and the Trustee may reasonably require in connection therewith.

(j)       Insurance. The Borrower shall maintain or cause to be maintained, in force, insurance policies with responsible insurers or self-insurance programs providing against risk of direct physical loss, damage or destruction of its Environmental Infrastructure System at least to the extent that similar insurance is usually carried by utilities constructing, operating and maintaining Environmental Infrastructure Facilities of the nature of the Borrower’s Environmental Infrastructure System, including liability coverage, all to the extent available at reasonable cost but in no case less than will satisfy all applicable regulatory requirements.

(k)       Costs of Project. The Borrower certifies that the building cost of the Project, as listed in Exhibit B hereto and made a part hereof, is a reasonable and accurate estimation thereof, and it will supply to the I-Bank a certificate from a licensed professional engineer authorized to practice in the State stating that such building cost is a reasonable and accurate estimation and that the useful life of the Project exceeds the maturity date of the Borrower Bond.

(l)       Delivery of Documents. Concurrently with the delivery of this Loan Agreement (as previously authorized, executed and attested) at the Loan Closing, the Borrower will cause to be delivered to the I-Bank and the Trustee each of the following items:

(i)       an opinion of the Borrower’s bond counsel substantially in the form of Exhibit E hereto; provided, however, that the I-Bank may permit portions of such opinion to be rendered by general counsel to the Borrower and may permit variances in such opinion from the form set forth in Exhibit E if, in the opinion of the I-Bank, such variances are not to the material detriment of the interests of the holders of the I-Bank Bonds;

(ii)       counterparts of this Loan Agreement as previously executed and attested by the parties hereto;

(iii)       copies of those resolutions finally adopted by the board of directors of the Borrower and requested by the I-Bank, including, without limitation, (A) the resolution of the Borrower authorizing the execution, attestation and delivery of this Loan Agreement, (B) the Borrower Bond Resolution, as amended and supplemented as of the date of the Loan Closing, authorizing the execution, attestation, authentication, sale and delivery of the Borrower Bond to the I-Bank, (C) the resolution of the Borrower, if any, confirming the details of the sale of the Borrower Bond to the I-Bank, (D) the resolution of the Borrower, if any, declaring its official intent to reimburse expenditures for the Costs of the Project from the proceeds of the I-Bank Bonds, each of said resolutions of the Borrower being certified by an Authorized Officer of the Borrower as of the date of the Loan Closing, (E) the resolution of the BPU approving the issuance by the Borrower of the Borrower Bond to the I-Bank and setting forth any other approvals required therefor by the BPU, if applicable, and (F) any other Proceedings;

(iv)       if the Loan is being made to reimburse the Borrower for all or a portion of the Costs of the Borrower’s Project or to refinance indebtedness or reimburse the Borrower for the repayment of indebtedness previously incurred by the Borrower to finance all or a portion of the Costs of the Borrower’s Project, an opinion of Bond Counsel, in form and substance satisfactory to the I-Bank, to the effect that such reimbursement or refinancing will not adversely affect the exclusion from gross income for federal income tax purposes of the interest on the I-Bank Bonds; and

(v)       the certificates of insurance coverage as required pursuant to the terms of Section 3.06(d) hereof and such other certificates, documents, opinions and information as the I-Bank may require in Exhibit F hereto, if any.

(m)       Execution and Delivery of Borrower Bond. Concurrently with the delivery of this Loan Agreement at the Loan Closing, the Borrower shall also deliver to the I-Bank the Borrower Bond, as previously executed, attested and, if applicable, authenticated, upon the receipt of a written certification of the I-Bank that a portion of the net proceeds of the I-Bank Bonds shall be deposited in the Project Loan Account simultaneously with the delivery of the Borrower Bond.

(n)       Notice of Material Adverse Change. The Borrower shall promptly notify the I-Bank of any material adverse change in the properties, activities, prospects or condition (financial or otherwise) of the Borrower or its Environmental Infrastructure System, or in the ability of the Borrower to make all Loan Repayments and otherwise to observe and perform its duties, covenants, obligations and agreements under this Loan Agreement and the Borrower Bond.

(o)       Continuing Representations. The representations of the Borrower contained herein shall be true at the time of the execution of this Loan Agreement and at all times during the term of this Loan Agreement.

(p)       Continuing Disclosure Covenant. To the extent that the I-Bank, in its sole discretion, determines, at any time prior to the termination of the Loan Term, that the Borrower is a material “obligated person”, as the term “obligated person” is defined in Rule 15c2-12, with materiality being determined by the I-Bank pursuant to criteria established, from time to time, by the I-Bank in its sole discretion and set forth in a bond resolution or official statement of the I-Bank, the Borrower hereby covenants that it will authorize and provide to the I-Bank, for inclusion in any preliminary official statement or official statement of the I-Bank, all statements and information relating to the Borrower deemed material by the I-Bank for the purpose of satisfying Rule 15c2-12 as well as Rule 10b-5 promulgated pursuant to the Securities Exchange Act of 1934, as amended or supplemented, including any successor regulation or statute thereto (“Rule 10b-5”), including certificates and written representations of the Borrower evidencing its compliance with Rule

15c2-12 and Rule 10b-5; and the Borrower hereby further covenants that the Borrower shall execute and deliver the Continuing Disclosure Agreement, in substantially the form attached hereto as Exhibit H, with such revisions thereto prior to execution and delivery thereof as the I-Bank shall determine to be necessary, desirable or convenient, in its sole discretion, for the purpose of satisfying Rule 15c2-12 and the purposes and intent thereof, as Rule 15c2-12, its purposes and intent may hereafter be interpreted from time to time by the SEC or any court of competent jurisdiction; and pursuant to the terms and provisions of the Continuing Disclosure Agreement, the Borrower shall thereafter provide on-going disclosure with respect to all statements and information relating to the Borrower in satisfaction of the requirements set forth in Rule 15c2-12 and Rule 10b-5, including, without limitation, the provision of certificates and written representations of the Borrower evidencing its compliance with Rule 15c2-12 and Rule 10b-5.

(q)       Additional Covenants and Requirements. (i) No later than the Loan Closing and, if necessary, in connection with the I-Bank’s issuance of the I-Bank Bonds or the making of the Loan, additional covenants and requirements have been included in Exhibit F hereto and made a part hereof. Such covenants and requirements may include, but need not be limited to the maintenance of specified levels of Environmental Infrastructure System rates, the issuance of additional debt of the Borrower, the use by or on behalf of the Borrower of certain proceeds of the I-Bank Bonds as such use relates to the exclusion from gross income for federal income tax purposes of the interest on any I-Bank Bonds, the transfer of revenues and receipts from the Borrower’s Environmental Infrastructure System, compliance with Rule 15c2-12, Rule 10b-5 and any other applicable federal or state securities laws, and matters in connection with the appointment of the Trustee under the Bond Resolution and any successors thereto. The Borrower hereby agrees to observe and comply with each such additional covenant and requirement, if any, included in Exhibit F hereto as if the same were set forth herein in its entirety. (ii) Additional defined terms, covenants, representations and requirements have been included in Schedule A attached hereto and made a part hereof. Such additional defined terms, covenants, representations and requirements are incorporated in this Loan Agreement by reference thereto as if set forth in full herein and the Borrower hereby agrees to observe and comply with each such additional term, covenant, representation and requirement included in Schedule A as if the same were set forth in its entirety where reference thereto is made in this Loan Agreement.

ARTICLE III

LOAN TO BORROWER; AMOUNTS PAYABLE; GENERAL AGREEMENTS

SECTION 3.01.       Loan; Loan Term.

(a)       The I-Bank hereby agrees (i) to make the Loan, as described in Exhibit A-2 attached hereto and made a part hereof, to the Borrower, and (ii) to disburse the proceeds of the Loan to the Borrower in accordance with Section 3.02 and Exhibit C hereof. The Borrower hereby agrees to borrow and accept the Loan from the I-Bank upon the terms set forth in Exhibit A-2 attached hereto and made a part hereof. The Borrower agrees that the amount actually deposited in the Project Loan Account at the Loan Closing plus the Borrower’s allocable share of (i) certain costs of issuance and underwriter’s discount for all I-Bank Bonds issued to finance the Loan; (ii) capitalized interest during the Project construction period, if applicable; and (iii) that portion of the Debt Service Reserve Fund (to the extent the I-Bank establishes a Debt Service Reserve Fund pursuant to the Bond Resolution) attributable to the cost of funding reserve capacity for the Project, if applicable, shall constitute the initial principal amount of the Loan (as the same may be adjusted downward in accordance with the definition thereof), and neither the I-Bank nor the Trustee shall have any obligation thereafter to loan any additional amounts to the Borrower.

(b)       Notwithstanding the provisions of subsection (a) of this Section 3.01 to the contrary, the I-Bank shall be under no obligation (i) to make the Loan to the Borrower if (1) at the Loan Closing, the Borrower does not deliver to the I-Bank a Borrower Bond and such other documents as are required pursuant to Section 2.02(l) hereof, or (2) an Event of Default has occurred and is continuing pursuant to, and as defined in, the Bond Resolution or pursuant to this Loan Agreement, or (ii) to disburse the proceeds of the Loan to the Borrower in accordance with Section 3.02 and Exhibit C hereof, unless each of the conditions precedent to such disbursement, as set forth in Section 3.02 hereof, have been satisfied in full. The I-Bank intends to disburse the proceeds of the Loan to the Borrower at the times and in the amounts set forth in Exhibit C hereof in order to pay a portion of the Costs of the Project, subject to compliance by the Borrower with the procedures for disbursement as set forth in Section 3.02 hereof; nevertheless, due to unforeseen circumstances, there may not be a sufficient amount on deposit in the Project Loan Account on a given disbursement date in order for the I-Bank to make the disbursement in the amount indicated in Exhibit C hereof so as to satisfy a Loan disbursement request by the Borrower pursuant to the provisions of Section 3.02 hereof, in which case (1) the I-Bank shall have no obligation hereunder to make such disbursement until such time as sufficient funds are on deposit in the Project Loan Account, and (2) the obligations of the Borrower hereunder shall not be affected.

(c)       The Borrower shall use the proceeds of the Loan strictly in compliance with the provisions of Section 2.01(h) hereof.

(d)       The payment obligations of the Borrower created pursuant to the terms of this Loan Agreement and the obligations of the Borrower to pay the principal of the Borrower Bond, Interest on the Borrower Bond and other amounts due under the Borrower Bond are direct, general, irrevocable and unconditional obligations of the Borrower payable from any source legally available to the Borrower in accordance with the terms of and to the extent provided in the Borrower Bond Resolution.

SECTION 3.02.       Disbursement of Loan Proceeds.

(a)       The Trustee, as the agent of the I-Bank, shall disburse the amounts on deposit in the Project Loan Account to the Borrower upon (i) receipt of a requisition executed by an Authorized Officer of the Borrower, and approved by the I-Bank, in a form satisfying the requirements of Section 5.02(3) of the Bond Resolution, and (ii) consistent with the schedule for disbursement as set forth in Exhibit C hereof.

(b)       The I-Bank and the Trustee shall not be required to disburse any Loan proceeds to the Borrower pursuant to this Loan Agreement, unless:

(i)       the proceeds of the I-Bank Bonds shall be available for disbursement, as determined by the I-Bank in its sole and absolute discretion;

(ii)       in accordance with the Bond Act, and the Regulations, the Borrower shall have timely applied for, shall have been awarded and, prior to or simultaneously with the Loan Closing, shall have closed, a Fund Loan for a portion of the Allowable Costs (as defined in such Regulations) of the Project;

(iii)       the Borrower shall have on hand moneys to pay for the greater of (A) that portion of the total Costs of the Project that is not eligible to be funded from the Fund Loan or the Loan, or (B) that portion of the total Costs of the Project that exceeds the actual amounts of the loan commitments made by the State and the I-Bank, respectively, for the Fund Loan and the Loan; and

(iv)       no Event of Default nor any event that, with the passage of time or service of notice or both, would constitute an Event of Default shall have occurred and be continuing hereunder.

(c)       Notwithstanding any provision of this Loan Agreement to the contrary, the I-Bank and the Trustee, at the request of the Borrower but at the sole discretion of the I-Bank, may disburse Loan proceeds to the Borrower from the Project Loan Account either prior to or subsequent to the scheduled date for disbursement thereof as such scheduled date is identified in the disbursement schedule set forth in Exhibit C hereof, provided that (A) the Borrower has otherwise satisfied the requirements of this Section 3.02, and (B) such disbursement, in a manner that is inconsistent with the disbursement schedule as set forth in Exhibit C hereof, does not conflict with any restrictions set forth in the Regulations.

In the event that, in the submission of its requisition(s), the Borrower fails to comply with the disbursement schedule as set forth in Exhibit C hereof, and such non-compliance by the Borrower consists of (i) a failure to timely seek disbursement of Loan proceeds which failure results in an amount of non-disbursed funds remaining on deposit in the Project Loan Account, subsequent to the date on which such funds should have been disbursed pursuant to the disbursement schedule set forth in Exhibit C hereof, that, in the aggregate, represents twenty-five percent (25%) of the original deposit to such Project Loan Account, or (ii) a failure to timely seek disbursement of Loan proceeds which failure results in an amount of funds disbursed from the Project Loan Account earlier than the date on which such funds were scheduled to have been disbursed pursuant to the disbursement schedule set forth in Exhibit C hereof, that, in the aggregate, represents twenty-five percent (25%) of the original deposit to such Project Loan Account, then the Borrower shall provide to the I-Bank and the Department a certificate of an Authorized Officer of the Borrower providing a revised disbursement schedule, in a form similar to Exhibit C hereto and approved by the Department. Any reference to Exhibit C in Section 3.01, Section 3.02 and Section 3.03A hereof shall mean Exhibit C as such exhibit may have been revised from time to time pursuant to the provisions of the preceding sentence.

SECTION 3.03.       Amounts Payable.

(a)       The Borrower shall repay the Loan in installments payable to the Trustee as follows:

(i)       the principal of the Loan shall be repaid annually on the Principal Payment Dates, in accordance with the schedule set forth in Exhibit A-2 attached hereto and made a part hereof, as the same may be amended or modified by any credits applicable to the Borrower as set forth in the Bond Resolution;

(ii)       the Interest Portion described in clause (i) of the definition thereof shall be paid semiannually on the Interest Payment Dates, in accordance with the schedule set forth in Exhibit A-2 attached hereto and made a part hereof, as the same may be amended or modified by any credits applicable to the Borrower as set forth in the Bond Resolution; and

(iii)       the Interest Portion described in clause (ii) of the definition thereof shall be paid upon the date of optional redemption or acceleration, as the case may be, of the I-Bank Bonds allocable to any prepaid or accelerated I-Bank Bond Loan Repayment.

The obligations of the Borrower under the Borrower Bond shall be deemed to be amounts payable under this Section 3.03. Each Loan Repayment, whether satisfied through a direct payment by the Borrower to the Trustee or (with respect to the Interest Portion) through the use of I-Bank Bond proceeds and income thereon on deposit in the Interest Account (as defined in the Bond Resolution) to pay interest on the I-Bank Bonds, shall be deemed to be a credit against the corresponding obligation of the Borrower under this Section 3.03 and shall fulfill the Borrower’s obligation to pay such amount hereunder and under the Borrower Bond. Each payment made to the Trustee pursuant to this Section 3.03 shall be applied first to the Interest Portion then due and payable, second to the principal of the Loan then due and payable, third to the payment of the Administrative Fee, and finally to the payment of any late charges hereunder.

(b)       The Interest on the Loan described in clause (iii) of the definition thereof shall (i) consist of a late charge for any I-Bank Bond Loan Repayment that is received by the Trustee later than its due date and (ii) be payable immediately thereafter in an amount equal to the greater of twelve percent (12%) per annum or the Prime Rate plus one half of one percent per annum on such late payment from its due date to the date it is actually paid; provided, however, that the rate of Interest on the Loan, including, without limitation, any late payment charges incurred hereunder, shall not exceed the maximum interest rate permitted by law.

(c)       The Borrower shall receive, as a credit against its semiannual payment obligations of the Interest Portion, the amounts, if any, certified by the I-Bank pursuant to Section 5.10 of the Bond Resolution. Such amounts shall represent the Borrower’s allocable share of the interest earnings on certain funds and accounts established under the Bond Resolution, as calculated and determined in accordance with Section 5.10 of the Bond Resolution.

(d)       In accordance with the provisions of the Bond Resolution, the Borrower shall receive, as a credit against its I-Bank Bond Loan Repayments, the amounts, if any, set forth in the certificate of the I-Bank filed with the Trustee pursuant to Section 5.02(4) of the Bond Resolution.

(e)       The Interest on the Loan described in clause (ii) of the definition thereof shall be paid by the Borrower in the amount of one-half of the Administrative Fee, if any, to the Trustee semiannually on each February 1 and August 1, commencing August 1, 2018.

(f)       The “DEP Loan Surcharge or Loan Origination Fee” as defined in Section 8 of Exhibit B attached hereto and made a part hereof, as additionally identified in Exhibit A-2 attached hereto and made a part hereof, (the “DEP Fee”) shall be paid by the Borrower to the Trustee on the date indicated therein in satisfaction of the payment obligation of the Borrower to the Department, and the obligation of the Borrower with respect to the payment of such DEP Fee shall be an obligation of the Borrower under the Borrower Bond and an amount payable pursuant to this Section 3.03. For purposes of crediting and applying the payment by the Borrower of the DEP Fee upon receipt thereof as provided hereby, the Trustee shall credit and apply such payment of the DEP Fee pursuant to the terms and provisions of the Bond Resolution that relate to the payment, crediting and application of the State Administrative Fee (as defined in the Bond Resolution), notwithstanding that fact that (i) the DEP Fee and the State Administrative Fee are separate and distinct fee payment obligations to be satisfied by the Borrower, and (ii) as of the date hereof, there is no State Administrative Fee due and payable by the Borrower. The Trustee, as assignee hereof, hereby agrees to the credit and application of the DEP Fee upon payment thereof as provided hereby.

(g)       The Borrower hereby agrees to pay to the I-Bank at the Loan Closing a “Security Review Fee” in the amount necessary to reimburse the I-Bank for all of its costs and expenses incurred in connection with reviewing the additional security securing the I-Bank Loan as set forth in Exhibit F hereto, if any, including without limitation the fees and expenses of any professional advisers hired by the I-Bank in connection therewith.

(h)       Upon thirty (30) days prior written notice to the Borrower, an Authorized Officer of the I-Bank may, in the sole discretion of such Authorized Officer, prescribe the particular method by which payments pursuant to, and in satisfaction of, this Section 3.03 shall be made by the Borrower. Such method as prescribed by an Authorized Officer of the I-Bank may include, without limitation, the automatic debit by the I-Bank or the Trustee of the respective amounts of such payments, as required by this Section 3.03, from an account that shall be identified by the Borrower in writing and recorded on file with the I-Bank and the Trustee. In the absence of any such written notice to the Borrower by an Authorized Officer of the I-Bank pursuant to this subsection (g), the Borrower shall implement the payments required pursuant to, and in satisfaction of, this Section 3.03 either via electronic transfer of immediately available funds or via check.

SECTION 3.03A.       Amounts on Deposit in Project Loan Account After Completion of Project Draws.

(a)       If, on the date which is thirty (30) days following the final date on which a disbursement of Loan proceeds is scheduled to be made pursuant to the disbursement schedule contained in Exhibit C hereto, any amounts remain on deposit in the Borrower’s Project Loan Account, the Borrower shall provide to the I-Bank and the Department a certificate of an Authorized Officer of the Borrower (i) stating that the Borrower has not yet completed the Project, (ii) stating that the Borrower intends to complete the Project, (iii) setting forth the amount of remaining Loan Proceeds required to complete the Project, and (iv) providing a revised disbursement schedule, in a form similar to Exhibit C hereto and approved by the Department.

(b)       If, on the date which is thirty (30) days following the final date on which a disbursement of Loan proceeds is scheduled to be made pursuant to the revised disbursement schedule certified to the I-Bank and the Department in accordance with Section 3.03A(a) hereof, any amounts remain on deposit in the Borrower’s Project Loan Account, the Borrower shall provide to the I-Bank and the Department a certificate of an Authorized Officer of the Borrower (i) stating that the Borrower has not yet completed the Project, (ii) stating that the Borrower intends to complete the Project, (iii) setting forth the amount of remaining Loan Proceeds required to complete the Project, and (iv) providing a further revised disbursement schedule, in a form similar to Exhibit C hereto and approved by the Department.

(c)       If, on the date which the Borrower has completed the Project, any amounts remain on deposit in the Borrower’s Project Loan Account, the Borrower must within thirty (30) days following such date provide to the I-Bank and the Department a certificate (i) stating that the Project is complete and (ii) setting forth the remaining costs, if any, of the Project for which a disbursement of Loan will be required.

(d)       If (i) the Borrower fails to provide the certificate described in paragraphs (a), (b) or (c) of this Section 3.03A, when due, or (ii) a certificate provided pursuant to paragraphs (a), (b) or (c) of this Section 3.03A states that the Borrower does not require all or any portion of the amount on deposit in the Project Loan Account for completion of the Project, or (iii) on the date which is thirty (30) days following the final date on which a disbursement of Loan proceeds is scheduled to be made pursuant to a further revised disbursement schedule certified to the I-Bank and the Department in accordance with Section 3.03A(b) hereof, any amounts remain on deposit in the Borrower’s Project Loan Account, then such amounts on deposit in the Project Loan Account, which are amounts that have not been certified by an Authorized Officer of the Borrower as being required to complete the Project (“Excess Project Funds”), shall be applied as follows:

(i)       If I-Bank Bonds can be redeemed within sixty (60) days of the date the Borrower is required to provide the certificate described in paragraphs (a), (b) or (c) of this Section 3.03A, the Excess Project Funds shall be used by the I-Bank within such sixty (60) day period to redeem I-Bank Bonds, including payment of the premium, if any, associated with such redemption . The I-Bank Bonds shall be redeemed in inverse order of their maturity. The amount of any maturity redeemed shall not exceed the same proportion as the Loan bears to all Loans made from proceeds of the I-Bank Bonds rounded down to whole denominations or any integral multiple. The aggregate amount of I-Bank Bonds so redeemed shall not be less than the amount of nonqualified bonds allocable to the Borrower under Treasury Regulations §1.142-12. The Excess Project Funds used to redeem I-Bank Bonds shall be applied by the I-Bank as a prepayment of the Borrower’s Loan Repayments with respect to the redeemed bonds. Any excess shall be held by I-Bank invested at a yield which does not exceed the yield on the I-Bank Bonds.

(ii)       If I-Bank Bonds cannot be redeemed within sixty (60) days of the date the Borrower is required to provide the certificate described in paragraphs (a), (b) or (c) of this Section 3.03A, the I-Bank shall, within such sixty (60) day period, (A) deposit all of the Excess Project Funds in a defeasance escrow established to defease I-Bank Bonds in inverse order of their maturity, in the same proportion as the Loan bears to all Loans made from proceeds of the I-Bank Bonds, (B) provide the notice to the Internal Revenue Service required pursuant to Treasury Regulations §1.142-2(c)(2), or any successor income tax regulations, and (C) apply the Excess Project Funds as a prepayment of the Borrower’s Loan Repayments (including the premium, if any, associated with any optional or mandatory redemption of I-Bank Bonds) for the defeased I-Bank Bonds. The aggregate amount of I-Bank Bonds so defeased shall not be less than the amount of nonqualified bonds allocable to the Borrower under Treasury Regulations §1.142-12.

SECTION 3.04.       Unconditional Obligations. The obligation of the Borrower to make the Loan Repayments and all other payments required hereunder and the obligation to perform and observe the other duties, covenants, obligations and agreements on its part contained herein shall be absolute and unconditional, and shall not be abated, rebated, set-off, reduced, abrogated, terminated, waived, diminished, postponed or otherwise modified in any manner or to any extent whatsoever while any I-Bank Bonds remain outstanding or any Loan Repayments remain unpaid, for any reason, regardless of any contingency, act of God, event or cause whatsoever, including (without limitation) any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, the taking by eminent domain or destruction of or damage to the Project or Environmental Infrastructure System, commercial frustration of the purpose, any change in the laws of the United States of America or of the State or any political subdivision of either or in the rules or regulations of any governmental authority, any failure of the I-Bank or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Project, this Loan Agreement or the Bond Resolution, or any rights of set-off, recoupment, abatement or counterclaim that the Borrower might otherwise have against the I-Bank, the Trustee or any other party or parties; provided, however, that payments hereunder shall not constitute a waiver of any such rights. The Borrower shall not be obligated to make any payments required to be made by any other Borrowers under separate Loan Agreements or the Bond Resolution.

The Borrower acknowledges that payment of the I-Bank Bonds by the I-Bank, including payment from moneys drawn by the Trustee from the Debt Service Reserve Fund (to the extent the I-Bank establishes a Debt Service Reserve Fund pursuant to the Bond Resolution), does not constitute payment of the amounts due under this Loan Agreement and the Borrower Bond. If at any time the amount in the Debt Service Reserve Fund shall be less than the Debt Service Reserve Requirement as the result of any transfer of moneys from the Debt Service Reserve Fund to the Debt Service Fund (as all such terms are defined in the Bond Resolution) as the result of a failure by the Borrower to make any I-Bank Bond Loan Repayments required hereunder, the Borrower agrees to replenish (i) such moneys so transferred and (ii) any deficiency arising from losses incurred in making such transfer as the result of the liquidation by the I-Bank of Investment Securities (as defined in the Bond Resolution) acquired as an investment of moneys in the Debt Service Reserve Fund, by making payments to the I-Bank in equal monthly installments for the lesser of six (6) months or the remaining term of the Loan at an interest rate to be determined by the I-Bank necessary to make up any loss caused by such deficiency.

The Borrower acknowledges that payment of the I-Bank Bonds from moneys that were originally received by the Trustee from repayments by the Borrowers of loans made to the Borrowers by the State, acting by and through the Department, pursuant to loan agreements dated as of May 1, 2018 by and between the Borrowers and the State, acting by and through the Department, to finance or refinance a portion of the Costs of the Environmental Infrastructure Facilities of the Borrowers, and which moneys were upon such receipt by the Trustee deposited in the I-Bank Bonds Security Account (as defined in the Bond Resolution) does not constitute payment of the amounts due under this Loan Agreement and the Borrower Bond.

SECTION 3.05.       Loan Agreement to Survive Bond Resolution and I-Bank Bonds. The Borrower acknowledges that its duties, covenants, obligations and agreements hereunder shall survive the discharge of the Bond Resolution applicable to the I-Bank Bonds and shall survive the payment of the principal and redemption premium, if any, of and the interest on the I-Bank Bonds until the Borrower can take no action or fail to take any action that could adversely affect the exclusion from gross income of the interest on the I-Bank Bonds for purposes of federal income taxation, at which time such duties, covenants, obligations and agreements hereunder shall, except for those set forth in Sections 3.06(a) and (b) hereof, terminate.

SECTION 3.06.       Disclaimer of Warranties and Indemnification.

(a)       The Borrower acknowledges and agrees that (i) neither the I-Bank nor the Trustee makes any warranty or representation, either express or implied, as to the value, design, condition, merchantability or fitness for particular purpose or fitness for any use of the Environmental Infrastructure System or the Project or any portions thereof or any other warranty or representation with respect thereto; (ii) in no event shall the I-Bank or the Trustee or their respective agents be liable or responsible for any incidental, indirect, special or consequential damages in connection with or arising out of this Loan Agreement or the Project or the existence, furnishing, functioning or use of the Environmental Infrastructure System or the Project or any item or products or services provided for in this Loan Agreement; and (iii) to the fullest extent permitted by law, the Borrower shall indemnify and hold the I-Bank and the Trustee harmless against, and the Borrower shall pay any and all, liability, loss, cost, damage, claim, judgment or expense of any and all kinds or nature and however arising and imposed by law, which the I-Bank and the Trustee may sustain, be subject to or be caused to incur by reason of any claim, suit or action based upon personal injury, death or damage to property, whether real, personal or mixed, or upon or arising out of contracts entered into by the Borrower, the Borrower’s ownership of the Environmental Infrastructure System or the Project, or the acquisition, construction or installation of the Project.

(b)       It is mutually agreed by the Borrower, the I-Bank and the Trustee that the I-Bank and its officers, agents, servants or employees shall not be liable for, and shall be indemnified and saved harmless by the Borrower in any event from, any action performed under this Loan Agreement and any claim or suit of whatsoever nature, except in the event of loss or damage resulting from their own negligence or willful misconduct. It is further agreed that the Trustee and its directors, officers, agents, servants or employees shall not be liable for, and shall be indemnified and saved harmless by the Borrower in any event from, any action performed pursuant to this Loan Agreement, except in the event of loss or damage resulting from their own negligence or willful misconduct.

(c)       The Borrower and the I-Bank agree that all claims shall be subject to and governed by the provisions of the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1 et seq. (except for N.J.S.A. 59:13-9 thereof), although such Act by its express terms does not apply to claims arising under contract with the I-Bank.

(d)       In connection with its obligation to provide the insurance required under Section 2.02(j) hereof: (i) the Borrower shall include, or cause to be included, the I-Bank and its directors, employees and officers as additional “named insureds” on (A) any certificate of liability insurance procured by the Borrower (or other similar document evidencing the liability insurance coverage procured by the Borrower) and (B) any certificate of liability insurance procured by any contractor or subcontractor for the Project, and from the later of the date of the Loan Closing or the date of the initiation of construction of the Project until the date the Borrower receives the written certificate of Project completion from the I-Bank, the Borrower shall maintain said liability insurance covering the I-Bank and said directors, employees and officers in good standing; and (ii) the Borrower shall include the I-Bank as an additional “named insured” on any certificate of insurance providing against risk of direct physical loss, damage or destruction of the Environmental Infrastructure System, and during the Loan Term the Borrower shall maintain said insurance covering the I-Bank in good standing.

The Borrower shall provide the I-Bank with a copy of each of any such original, supplemental, amendatory or reissued certificates of insurance (or other similar documents evidencing the insurance coverage) required pursuant to this Section 3.06(d).

SECTION 3.07.       Option to Prepay Loan Repayments. The Borrower may prepay the I-Bank Bond Loan Repayments, in whole or in part (but if in part, in the amount of $100,000 or any integral multiple thereof), upon prior written notice to the I-Bank and the Trustee not less than ninety (90) days in addition to the number of days’ advance notice to the Trustee required for any optional redemption of the I-Bank Bonds, and upon payment by the Borrower to the Trustee of amounts that, together with investment earnings thereon, will be sufficient to pay the principal amount of the I-Bank Bond Loan Repayments to be prepaid plus the Interest Portion described in clause (ii) of the definition thereof on any such date of redemption; provided, however, that, with respect to any prepayment other than those required by Section 3.03A hereof, any such full or partial prepayment may only be made (i) if the Borrower is not then in arrears on its Fund Loan, (ii) if the Borrower is contemporaneously making a full or partial prepayment of the Fund Loan such that, after the prepayment of the Loan and the Fund Loan, the I-Bank, in its sole discretion, determines that the interests of the owners of the I-Bank Bonds are not adversely affected by such prepayments, (iii) upon the prior written approval of the I-Bank, and (iv) provided that the Borrower shall agree to pay all costs and expenses of the I-Bank in connection with such prepayment, including, without limitation, the fees of Bond Counsel to the I-Bank and any other professional advisors to the I-Bank. In addition, if at the time of such prepayment the I-Bank Bonds may only be redeemed at the option of the I-Bank upon payment of a premium, the Borrower shall add to its prepayment of I-Bank Bond Loan Repayments an amount, as determined by the I-Bank, equal to such premium allocable to the I-Bank Bonds to be redeemed as a result of the Borrower’s prepayment. Prepayments shall be applied first to the Interest Portion that accrues on the portion of the Loan to be prepaid until such prepayment date as described in clause (ii) of the definition thereof and then to principal payments (including premium, if any) on the Loan in inverse order of their maturity.

SECTION 3.08.       Priority of Loan and Fund Loan.

(a)       The Borrower hereby acknowledges that, to the extent allowed by law or the Borrower Bond Resolution, any Loan Repayments then due and payable on the Loan shall be satisfied by the Trustee before any loan repayments on the Borrower’s Fund Loan shall be satisfied by the Trustee. The Borrower agrees not to interfere with any such action by the Trustee.

(b)       The Borrower hereby acknowledges that in the event the Borrower fails or is unable to pay promptly to the I-Bank in full any I-Bank Bond Loan Repayments under this Loan Agreement when due, then any (i) Administrative Fee paid hereunder, (ii) late charges paid hereunder, and (iii) loan repayments paid by the Borrower on its Fund Loan under the related loan agreement therefor, any of which payments shall be received by the Trustee during the time of any such I-Bank Bond Loan Repayment deficiency, shall be applied by the Trustee first to satisfy such I-Bank Bond Loan Repayment deficiency as a credit against the obligations of the Borrower to make payments of the Interest Portion under the Loan and the Borrower Bond, second, to the extent available, to make I-Bank Bond Loan Repayments of principal hereunder and payments of principal under the Borrower Bond, third, to the extent available, to pay the Administrative Fee, fourth, to the extent available, to pay any late charges hereunder, fifth, to the extent available, to satisfy the repayment of the Borrower’s Fund Loan under its related loan agreement therefor, and finally, to the extent available, to satisfy the repayment of the administrative fee under any such related loan agreement.

(c)       The Borrower hereby further acknowledges that any loan repayments paid by the Borrower on its Fund Loan under the related loan agreement therefor shall be applied according to the provisions of the Master Program Trust Agreement.

SECTION 3.09.       Approval of the New Jersey State Treasurer. The Borrower and the I-Bank hereby acknowledge that prior to or simultaneously with the Loan Closing the New Jersey State Treasurer, in satisfaction of the requirements of Section 9a of the Act, issued the “Certificate of the New Jersey State Treasurer Regarding the Approval of the I-Bank Loan and the Fund Loan” (the “Treasurer’s Certificate”). Pursuant to the terms of the Treasurer’s Certificate, the New Jersey State Treasurer approved the Loan and the terms and conditions thereof as established by the provisions of this Loan Agreement.

ARTICLE IV

ASSIGNMENT OF LOAN AGREEMENT AND BORROWER BOND

SECTION 4.01.       Assignment and Transfer by I-Bank.

(a)       The Borrower hereby expressly acknowledges that, other than the provisions of Section 2.02(d)(ii) hereof, the I-Bank’s right, title and interest in, to and under this Loan Agreement and the Borrower Bond have been assigned to the Trustee as security for the I-Bank Bonds as provided in the Bond Resolution, and that if any Event of Default shall occur, the Trustee or any Bond Insurer (as such term may be defined in the Bond Resolution), if applicable, pursuant to the Bond Resolution, shall be entitled to act hereunder in the place and stead of the I-Bank. The Borrower hereby acknowledges the requirements of the Bond Resolution applicable to the I-Bank Bonds and consents to such assignment and appointment. This Loan Agreement and the Borrower Bond, including, without limitation, the right to receive payments required to be made by the Borrower hereunder and to compel or otherwise enforce observance and performance by the Borrower of its other duties, covenants, obligations and agreements hereunder, may be further transferred, assigned and reassigned in whole or in part to one or more assignees or subassignees by the Trustee at any time subsequent to their execution without the necessity of obtaining the consent of, but after giving prior written notice to, the Borrower.

The I-Bank shall retain the right to compel or otherwise enforce observance and performance by the Borrower of its duties, covenants, obligations and agreements under Section 2.02(d)(ii) hereof; provided, however, that in no event shall the I-Bank have the right to accelerate the Borrower Bond in connection with the enforcement of Section 2.02(d)(ii) hereof.

(b)       The Borrower hereby approves and consents to any assignment or transfer of this Loan Agreement and the Borrower Bond that the I-Bank deems to be necessary in connection with any refunding of the I-Bank Bonds or the issuance of additional bonds under the Bond Resolution or otherwise, all in connection with the pooled loan program of the I-Bank.

SECTION 4.02.       Assignment by Borrower. Neither this Loan Agreement nor the Borrower Bond may be assigned by the Borrower for any reason, unless the following conditions shall be satisfied: (i) the I-Bank and the Trustee shall have approved said assignment in writing; (ii) the assignee shall have expressly assumed in writing the full and faithful observance and performance of the Borrower’s duties, covenants, obligations and agreements under this Loan Agreement and, to the extent permitted under applicable law, the Borrower Bond; (iii) immediately after such assignment, the assignee shall not be in default in the observance or performance of any duties, covenants, obligations or agreements of the Borrower under this Loan Agreement or the Borrower Bond; and (iv) the I-Bank shall have received an opinion of Bond Counsel to the effect that such assignment will not adversely affect the security of the holders of the I-Bank Bonds or the exclusion of the interest on the I-Bank Bonds from gross income for purposes of federal income taxation under Section 103(a) of the Code.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

SECTION 5.01.       Events of Default. If any of the following events occur, it is hereby defined as and declared to be and to constitute an “Event of Default”:

(a)       failure by the Borrower to pay, or cause to be paid, any I-Bank Bond Loan Repayment required to be paid hereunder when due, which failure shall continue for a period of fifteen (15) days;

(b)       failure by the Borrower to make, or cause to be made, any required payments of principal, redemption premium, if any, and interest on any bonds, notes or other obligations of the Borrower issued under the Borrower Bond Resolution (other than the Loan and the Borrower Bond) or otherwise secured by all or a portion of the property pledged under the Borrower Bond Resolution, after giving effect to the applicable grace period;

(c)       failure by the Borrower to pay, or cause to be paid, the Administrative Fee or any late charges incurred hereunder or any portion thereof when due or to observe and perform any duty, covenant, obligation or agreement on its part to be observed or performed under this Loan Agreement, other than as referred to in subsection (a) of this Section 5.01 or other than the obligations of the Borrower contained in Section 2.02(d)(ii) hereof and in Exhibit F hereto, which failure shall continue for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, is given to the Borrower by the Trustee, unless the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, that if the failure stated in such notice is correctable but cannot be corrected within the applicable period, the Trustee may not unreasonably withhold its consent to an extension of such time up to 120 days from the delivery of the written notice referred to above if corrective action is instituted by the Borrower within the applicable period and diligently pursued until the Event of Default is corrected;

(d)       any representation made by or on behalf of the Borrower contained in this Loan Agreement, or in any instrument furnished in compliance with or with reference to this Loan Agreement or the Loan, is false or misleading in any material respect;

(e)       a petition is filed by or against the Borrower under any federal or state bankruptcy or insolvency law or other similar law in effect on the date of this Loan Agreement or thereafter enacted, and/or any proceeding with respect to such petition and/or pursuant to any such law shall occur or be pending (including, without limitation, the operation and administration of the Borrower pursuant to any plan of reorganization approved and implemented under any such law), unless in the case of any such petition filed against the Borrower or any such proceeding such petition and such proceeding shall be dismissed within thirty (30) days after such filing and such dismissal shall be final and not subject to appeal or the further jurisdiction of any court; or the Borrower shall become insolvent or bankrupt or shall make an assignment for the benefit of its creditors; or a custodian (including, without limitation, a receiver, liquidator or trustee of the Borrower or any of its property) shall be appointed by court order or take possession of the Borrower or its property or assets if such order remains in effect or such possession continues for more than thirty (30) days;

(f)       the Borrower shall generally fail to pay its debts as such debts become due; and

(g)       failure of the Borrower to observe or perform such additional duties, covenants, obligations, agreements or conditions as are required by the I-Bank and specified in Exhibit F attached hereto and made a part hereof.

SECTION 5.02.       Notice of Default. The Borrower shall give the Trustee and the I-Bank prompt telephonic notice of the occurrence of any Event of Default referred to in Section 5.01(d) or (e) hereof and of the occurrence of any other event or condition that constitutes an Event of Default at such time as any senior administrative or financial officer of the Borrower becomes aware of the existence thereof.

SECTION 5.03.       Remedies on Default. Whenever an Event of Default referred to in Section 5.01 hereof shall have occurred and be continuing, the Borrower acknowledges the rights of the Trustee and of any Bond Insurer to direct any and all remedies in accordance with the terms of the Bond Resolution, and the Borrower also acknowledges that the I-Bank shall have the right to take, or to direct the Trustee to take, any action permitted or required pursuant to the Bond Resolution and to take whatever other action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due hereunder or to enforce the observance and performance of any duty, covenant, obligation or agreement of the Borrower hereunder.

In addition, if an Event of Default referred to in Section 5.01(a) hereof shall have occurred and be continuing, the I-Bank shall, to the extent allowed by applicable law and to the extent and in the manner set forth in the Bond Resolution, have the right to declare, or to direct the Trustee to declare, all Loan Repayments and all other amounts due hereunder (including, without limitation, payments under the Borrower Bond) together with the prepayment premium, if any, calculated pursuant to Section 3.07 hereof to be immediately due and payable, and upon notice to the Borrower the same shall become due and payable without further notice or demand.

SECTION 5.04.       Attorneys’ Fees and Other Expenses. The Borrower shall on demand pay to the I-Bank or the Trustee the reasonable fees and expenses of attorneys and other reasonable expenses (including, without limitation, the reasonably allocated costs of in-house counsel and legal staff) incurred by either of them in the collection of I-Bank Bond Loan Repayments or any other sum due hereunder or in the enforcement of the observation or performance of any other duties, covenants, obligations or agreements of the Borrower upon an Event of Default.

SECTION 5.05.       Application of Moneys. Any moneys collected by the I-Bank or the Trustee pursuant to Section 5.03 hereof shall be applied (a) first to pay any attorneys’ fees or other fees and expenses owed by the Borrower pursuant to Section 5.04 hereof, (b) second, to the extent available, to pay the Interest Portion then due and payable, (c) third, to the extent available, to pay the principal due and payable on the Loan, (d) fourth, to the extent available, to pay the Administrative Fee, any late charges incurred hereunder or any other amounts due and payable under this Loan Agreement, and (e) fifth, to the extent available, to pay the Interest Portion and the principal on the Loan and other amounts payable hereunder as such amounts become due and payable.

SECTION 5.06.       No Remedy Exclusive; Waiver; Notice. No remedy herein conferred upon or reserved to the I-Bank or the Trustee is intended to be exclusive, and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right, remedy or power accruing upon any Event of Default shall impair any such right, remedy or power or shall be construed to be a waiver thereof, but any such right, remedy or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the I-Bank or the Trustee to exercise any remedy reserved to it in this Article V, it shall not be necessary to give any notice other than such notice as may be required in this Article V.

SECTION 5.07.       Retention of I-Bank’s Rights. Notwithstanding any assignment or transfer of this Loan Agreement pursuant to the provisions hereof or of the Bond Resolution, or anything else to the contrary contained herein, the I-Bank shall have the right upon the occurrence of an Event of Default to take any action, including (without limitation) bringing an action against the Borrower at law or in equity, as the I-Bank may, in its discretion, deem necessary to enforce the obligations of the Borrower to the I-Bank pursuant to Section 5.03 hereof.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.       Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, to the Borrower at the address specified in Exhibit A-1 attached hereto and made a part hereof and to the I-Bank and the Trustee at the following addresses:

(a)       I-Bank:

New Jersey Infrastructure Bank

3131 Princeton Pike

Building 4, Suite 216

Lawrenceville, New Jersey 08648-2201

Attention: Executive Director

(b)       Trustee:

ZB, National Association d/b/a Zions Bank

401 Liberty Avenue, Suite 1729

Pittsburgh, Pennsylvania 15222

Attention: Corporate Trust Department

Any of the foregoing parties may designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent by notice in writing given to the others.

SECTION 6.02.       Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the I-Bank and the Borrower and their respective successors and assigns.

SECTION 6.03.       Severability. In the event any provision of this Loan Agreement shall be held illegal, invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

SECTION 6.04.       Amendments, Supplements and Modifications.

(a)       Except as otherwise provided in this Section 6.04, this Loan Agreement may not be amended, supplemented or modified without the prior written consent of the I-Bank and the Borrower and without the satisfaction of all conditions set forth in Section 11.12 of the Bond Resolution. Notwithstanding the conditions set forth in Section 11.12 of the Bond Resolution, (i) Section 2.02(p) hereof may be amended, supplemented or modified upon the written consent of the I-Bank and the Borrower and without the consent of the Trustee, any Bond Insurer or any holders of the I-Bank Bonds, and (ii) Exhibit H hereto may be amended, supplemented or modified prior to the execution and delivery thereof as the I-Bank, in its sole discretion, shall determine to be necessary, desirable or convenient for the purpose of satisfying Rule 15c2-12 and the purpose and intent thereof as Rule 15c2-12, its purpose and intent may hereafter be interpreted from time to time by the SEC or any court of competent jurisdiction, and such amendment, supplement or modification shall not require the consent of the Borrower, the Trustee, any Bond Insurer or any holders of the I-Bank Bonds.

SECTION 6.05.       Execution in Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 6.06.       Applicable Law and Regulations. This Loan Agreement shall be governed by and construed in accordance with the laws of the State, including the Act and the Regulations, which Regulations are, by this reference thereto, incorporated herein as part of this Loan Agreement.

SECTION 6.07.       Consents and Approvals. Whenever the written consent or approval of the I-Bank shall be required under the provisions of this Loan Agreement, such consent or approval may only be given by the I-Bank unless otherwise provided by law or by rules, regulations or resolutions of the I-Bank or unless expressly delegated to the Trustee and except as otherwise provided in Section 6.09 hereof.

SECTION 6.08.       Captions. The captions or headings in this Loan Agreement are for convenience only and shall not in any way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.

SECTION 6.09.       Benefit of Loan Agreement; Compliance with Bond Resolution. This Loan Agreement is executed, among other reasons, to induce the purchase of the I-Bank Bonds. Accordingly, all duties, covenants, obligations and agreements of the Borrower herein contained are hereby declared to be for the benefit of and are enforceable by the I-Bank, the holders of the I-Bank Bonds and the Trustee. The Borrower covenants and agrees to observe and comply with, and to enable the I-Bank to observe and comply with, all duties, covenants, obligations and agreements contained in the Bond Resolution.

SECTION 6.10.       Further Assurances. The Borrower shall, at the request of the I-Bank, authorize, execute, attest, acknowledge and deliver such further resolutions, conveyances, transfers, assurances, financing statements and other instruments as may be necessary or desirable for better assuring, conveying, granting, assigning and confirming the rights, security interests and agreements granted or intended to be granted by this Loan Agreement and the Borrower Bond.

IN WITNESS WHEREOF, the I-Bank and the Borrower have caused this Loan Agreement to be executed, sealed and delivered as of the date first above written.

NEW JERSEY INFRASTRUCTURE BANK
[SEAL]	By:	/s/Robert A. Briant, Jr.
Robert A. Briant, Jr.
ATTEST:		Vice Chairman

/s/David E. Zimmer
David E. Zimmer
Assistant Secretary	MIDDLESEX WATER COMPANY
[SEAL]

	By:	/s/A. Bruce O’Connor
ATTEST:		A. Bruce O’Connor, Vice President, Treasurer and Chief Financial Officer

/s/Jay L. Kooper
Jay L. Kooper, Vice President, General Counsel and Secretary

[signature page]

SCHEDULE A

Certain Additional Loan Agreement Provisions

In addition to the terms defined in subsection (a) of Section 1.01 of this Loan Agreement, certain additional capitalized terms used in this Loan Agreement shall, unless the context clearly requires otherwise, have the meanings ascribed to such additional capitalized terms in this Schedule A.

Additional Definitions:

“Borrower” means Middlesex Water Company, a corporation duly created and validly existing under the laws of the State of New Jersey.

“Bond Resolution” means the I-Bank’s “Environmental Infrastructure Bond Resolution, Series 2018B-1”, as adopted by the Board of Directors of the I-Bank on or about April 12, 2018 authorizing the issuance of the I-Bank Bonds, and all further amendments and supplements thereto adopted in accordance with the provisions thereof.

“Borrower Bond Resolution” means the indenture of the Borrower dated as of April 1, 1927 and entitled “Indenture of Mortgage”, as amended and supplemented from time to time, in particular by a supplemental indenture detailing the terms of the Borrower Bond dated as of May 1, 2018 and entitled “Fifty-Second Supplemental Indenture”, pursuant to which the Borrower Bond has been issued.

“Interest Payment Dates” means February 1 and August 1 of each year, commencing on August 1, 2018.

“Loan” means the loan made by the I-Bank to the Borrower to finance or refinance a portion of the Cost of the Project pursuant to this Loan Agreement. For all purposes of this Loan Agreement, the amount of the Loan at any time shall be the initial aggregate principal amount of the Borrower Bond (which amount equals the amount actually deposited in the Project Loan Account at the Loan Closing plus the Borrower's allocable share of certain costs of issuance, and underwriter's discount for all I-Bank Bonds issued to finance the Loan), less any amount of such principal amount that has been repaid by the Borrower under this Loan Agreement and less any adjustment made pursuant to the provisions of the Bond Resolution, including, without limitation, Section 5.02(4) thereof, N.J.A.C. 7:22-4.26 and the appropriations act of the State Legislature authorizing the expenditure of I-Bank Bond proceeds to finance a portion of the Costs of the Project.

“Principal Payment Dates” means August 1 of each year, commencing on August 1, 2019.

SECTION 2.02(e)

Disposition of Environmental Infrastructure System. The Borrower shall not permit the disposition of all or substantially all of its Environmental Infrastructure System, directly or indirectly, including, without limitation, by means of sale, lease, abandonment, sale of stock, statutory merger or otherwise (collectively, a “Disposition”), except on ninety (90) days' prior written notice to the I-Bank, and, in any event, shall not permit a Disposition unless the following conditions are met: (i) the Borrower shall, in accordance with Section 4.02 hereof, assign this Loan Agreement and the Borrower Bond and its rights and interests hereunder and thereunder to the purchaser or lessee of the Environmental Infrastructure System, and such purchaser or lessee shall assume all duties, covenants, obligations and agreements of the Borrower under this Loan Agreement and the Borrower Bond; and (ii) the I-Bank shall by appropriate action determine, in its sole discretion, that such sale, lease, abandonment or other disposition will not adversely affect (A) the I-Bank's ability to meet its duties, covenants, obligations and agreements under the Bond Resolution, (B) the value of this Loan Agreement or the Borrower Bond as security for the payment of I-Bank Bonds and the interest thereon, or (C) the excludability from gross income for federal income tax purposes of the interest on I-Bank Bonds then outstanding or that could be issued in the future.

SECTION 2.02(f)(xi)

The Borrower will not have a reserve or replacement fund (within the meaning of Section 148(d)(1) of the Code) allocable to the Borrower Bond evidencing the Loan.